Exhibit 99.1

PRESS STATEMENT

FOR IMMEDIATE DISTRIBUTION

March 2, 2021

VIRGINIA NATIONAL BANKSHARES CORPORATION ANNOUNCES CASH DIVIDEND

Charlottesville, VA –Virginia National Bankshares Corporation (the “Company”) (OTCQX: VABK) announced today that, on February 24, 2021, its Board of Directors declared a quarterly cash dividend of $0.30 per share to be paid on March 26, 2021 to shareholders of record as of March 12, 2021.  The quarterly cash dividend represents an annual yield to shareholders of approximately 3.76% based on the closing price of the Company’s common stock on March 1, 2021.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”).  The Bank has four banking offices in Charlottesville and one in Winchester, and offers loan, deposit and treasury management services in Richmond, Virginia.  The Bank has entered into a lease for branch and office space in Richmond, Virginia and plans to open the office in the second quarter of 2021.  Virginia National Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations, including fiduciary, trust and estate administration services under the name VNB Trust and Estate Services, and wealth and investment advisory services, including financial planning, under the name Sturman Wealth Advisors. Investment management services are also offered through Masonry Capital Management, LLC, a registered investment advisor and wholly-owned subsidiary of the Company.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.”  Additional information on the Company is also available at www.vnbcorp.com.

Virginia National Bankshares Corporation Contact:       Tara Y. Harrison, 434-817-8587